================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                  SCHEDULE TO/A
                                 (Rule 14d-100)
                             Tender Offer Statement
    Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934
                       (Amendment No. 5 - Final Amendment)
                            -------------------------

                        Associated Materials Incorporated
                            (Name of Subject Company)
                            -------------------------

Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.)
                           Harvest Partners III, L.P.
       Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts
                           (mit Haftungsbeschrankung)
                            Harvest Partners IV, L.P.
                        Harvest Partners IV GmbH & Co. KG
                             Simon Acquisition Corp.
                            (Names of Filing Persons)

                    Common Stock, Par Value $0.0025 Per Share
                         (Title of Class of Securities)

                                    045709102
                    ----------------------------------------
                      (CUSIP Number of Class of Securities)
                            -------------------------

                                 Ira D. Kleinman
                                    President
                       Associated Materials Holdings Inc.
                                 280 Park Avenue
                            New York, New York 10017
                                 (212) 599-6300
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)
                            -------------------------

                                   Copies to:
                               John M. Reiss, Esq.
                             Oliver C. Brahmst, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[X]  third-party  tender offer  subject  to Rule  14d-1.
[ ]  issuer  tender  offer  subject  to Rule  13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[X]  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]
================================================================================

     This Amendment No. 5 to Tender Offer Statement on Schedule TO ("Amendment No. 5") amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on March 22, 2002, as amended by Amendment No. 1 filed on April 1, 2002, Amendment No. 2 filed on April 8, 2002, Amendment No. 3 filed on April 9, 2002 and Amendment No. 4 filed on April 15, 2002 (as amended, the "Schedule TO"), relating to the offer by Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) ("Parent"), Harvest Partners III, L.P. ("HP III"), Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) ("HP Offshore III"), Harvest Partners IV, L.P. ("HP IV"), Harvest Partners IV GmbH & Co. KG ("HP Offshore IV") and Simon Acquisition Corp. (the "Purchaser") to purchase all of the outstanding shares of Common Stock, par value $0.0025 per share (the "Common Stock"), of Associated Materials Incorporated (the "Company") at a price of U.S. $50.00 per share of Common Stock, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which, as they have been amended and supplemented, together constitute the "Offer"). This Amendment No. 5 also constitutes Amendment No. 4 ("Schedule 13D Amendment No. 4") to the Schedule 13D filed on March 25, 2002, as amended by Amendment No. 1 filed on April 8, 2002, Amendment No. 2 filed on April 9, 2002 and Amendment No. 3 filed on April 15, 2002 (as amended, the "Schedule 13D"), by Parent, HP III, HP Offshore III, HP IV, HP Offshore IV, the Purchaser, Harvest Associates III, LLC ("HA III") and Harvest Associates IV, LLC ("HA IV"). HA III and HA IV are signatories hereto for purposes of Schedule 13D Amendment No. 4 only.

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Simon Acquisition Corp.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                              [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Associated Materials Holdings Inc.
         (formerly known as Harvest/AMI Holdings Inc.)

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [ ]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                              [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners III, L.P.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung)

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners IV, L.P.

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Partners IV GmbH & Co. KG

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF; BK; SC; OO

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Associates III, LLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         N/A

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harvest Associates IV, LLC

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                    (b) [X]

-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        SOURCE OF FUNDS

         N/A

-------- -----------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     [ ]
         PURSUANT TO ITEMS 2(d) or 2(e)

-------- -----------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

----------------------------------- ------- ------------------------------------
NUMBER OF SHARES BENEFICIALLY       7       SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              None
WITH
                                    ------- ------------------------------------
                                    8       SHARED VOTING POWER
                                            6,493,367
                                    ------- ------------------------------------
                                    9       SOLE DISPOSITIVE POWER
                                            None
                                    ------- ------------------------------------
                                    10      SHARED DISPOSITIVE POWER
                                            6,493,367
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,493,367
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               [ ]

-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         95.9%
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Items 6 and 8.

     Items 6 and 8 are hereby amended and supplemented by adding at the end of each the following:

          "The Offer expired as scheduled at 12:00 midnight, New York City time, on Thursday, April 18, 2002. Based on preliminary information provided by the Depositary, a total of 6,493,367 shares of Common Stock were validly tendered (including approximately 88,157 shares tendered pursuant to guaranteed delivery procedures).

          Parent and the Purchaser have been informed by the Company that the number of issued and outstanding shares of Common Stock as of April 18, 2002, the date of the expiration of the Offer, was 6,774,027. Accordingly, the percentage of shares of Common Stock that were tendered pursuant to the Offer is 95.9%. Following the expiration of the Offer, Parent and the Purchaser accepted for payment all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer.

          Subject to satisfaction of the requirements of the Delaware General Corporation Law ("DGCL"), Parent intends to cause the Purchaser to merge with and into the Company as soon as practicable pursuant to a "short form" merger under the DGCL, resulting in the Company becoming a wholly owned subsidiary of Parent. In the merger, each outstanding share of Common Stock (other than shares of Common Stock held by Parent, the Company or any of their respective subsidiaries and shares of Common Stock with respect to which appraisal rights are exercised under the DGCL) will be converted into the right to receive $50.00 per share of Common Stock in cash and without interest."

Item 11.  Additional Information.

     Item 11 is hereby amended and supplemented by adding at the end thereof the following:

          "On April 19, 2002, Parent and the Company issued a press release announcing that the Offer had expired at 12:00 midnight, New York City time, on Thursday, April 18, 2002. A copy of the press release is attached hereto as Exhibit (a)(9) and is incorporated herein by reference."

Item 12. Exhibits.

     Item 12 is hereby amended and supplemented by adding the following exhibit:

Exhibit (a)(9) Press Release dated April 19, 2002,  issued jointly by Associated
               Materials Holdings Inc. and Associated Materials Incorporated.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 19, 2002

                             ASSOCIATED MATERIALS HOLDINGS INC.
                               (FORMERLY KNOWN AS HARVEST/AMI HOLDINGS INC.)

                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Treasurer and Assistant Secretary


                             HARVEST PARTNERS III, L.P.

                             By:  HARVEST ASSOCIATES III, LLC,
                                    its general partner


                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member


                             HARVEST PARTNERS III BETEILIGUNGSGESELLSCHAFT
                               BURGERLICHEN RECHTS (MIT HAFTUNGSBESCHRANKUNG)

                             By:  HARVEST ASSOCIATES III, LLC,
                                    its general partner

                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member

                             HARVEST PARTNERS IV, L.P.

                             By:  HARVEST ASSOCIATES IV, LLC,
                                    its general partner

                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member


                             HARVEST PARTNERS IV GMBH & CO. KG

                             By:  HARVEST ASSOCIATES IV, LLC,
                                     its general partner


                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member


                             SIMON ACQUISITION CORP.


                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Treasurer and Assistant Secretary


                             HARVEST ASSOCIATES III, LLC*


                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member


                             HARVEST ASSOCIATES IV, LLC*


                             By: /s/ Harvey P. Mallement
                                 ----------------------------------------------
                                 Name:  Harvey P. Mallement
                                 Title: Member

*Solely for the purpose of amending the Schedule 13D.

                                  EXHIBIT INDEX


Exhibit  No.        Description

Exhibit (a)(9)      Press  Release  dated  April 19,  2002,  issued  jointly  by
                    Associated  Materials Holdings Inc. and Associated Materials
                    Incorporated.